Deloitte LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6590 www.deloitte.ca

September 29, 2014

Private and confidential

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Heritage Global Inc.’s Form 8-K dated Sept 29, 2014, and we agree with the statements as it relates to Deloitte LLP made pursuant to Item 4.01 in the first four paragraphs and we have no basis on which to agree or disagree with the statements made pursuant to Item 4.01 in the fifth paragraph.

Yours truly,

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants